FLORIDIAN FINANCIAL GROUP, INC.

REPORTS THIRD QUARTER RESULTS

Lake Mary, FL – October 28, 2010 - Floridian Financial Group, Inc., a multi-bank holding company headquartered in Lake Mary, Florida, reported a net loss of $2.8 million or $.44 per share for the three months ended September 30, 2010. These results compare to a net loss of $5.8 million or $.94 per share for the same period last year. The lower loss for the quarter was primarily driven by lower provision for loan losses while other financial measures showed favorable improvements.

Total assets decreased $29.3 million, or 5.9%, from $501.1 million at September 30, 2009 to $471.7 million at September 30, 2010. Loans increased $2.5 million, or .8%, from September 30, 2009. Deposits were $417.9 million at September 30, 2010, down $15.4 million, or 3.5%, from September 30, 2009.

Results - Third Quarter

Overall, we experienced improved operating results compared to the same period last year. Net interest income increased $414 thousand, or 13.5%, in the third quarter of 2010 compared to the same period in 2009. Interest income declined $33 thousand reflecting nominal average net loan growth and loan yields declining 16 basis points. The lower loan yields were due to higher nonaccrual loans, loan restructurings, and lower rates on new loans as competition for new originations increased. Interest expense experienced a net decline of $447 thousand as funding costs declined from 1.99% to 1.54%. In response to the persistent low rate environment, reduced competition for deposits, and nominal net loan growth, we lowered rates on time deposits and money market accounts in the third quarter of 2010. The net interest margin was 3.14% for the recent quarter compared to 2.75% for the same period last year.

The third quarter loan loss provision was $2.6 million, down $2.1 million from the 2009 third quarter. We continued to address credit quality issues in the third quarter of 2010 although the level of credit quality issues in the 2010 third quarter was down from the level seen in the 2009 third quarter. Our third quarter 2010 credit quality issues were concentrated among four loans totaling $5.1 million and were commercial real estate and commercial in nature.

Noninterest expense showed a favorable decrease of $574 thousand, or 12.7%, in the third quarter of 2010 compared to the third quarter of 2009. Of the $545 thousand decrease, $290 thousand was due to a one-time severance expense in 2009 and the remainder was primarily related to staff reductions occurring since the third quarter of 2009.

Results – Nine months ended September 30, 2010

Net interest income increased $1.8 million, or 20.5%, in the first nine months of 2010 compared to the same period in 2009. Interest income increased $1.2 million primarily due to average loans growing $21.7 million or 6.9%. Average interest bearing liabilities grew $22.2 million, or 6.7%, which increased interest expense $558 thousand; however, the cost of those deposits declined 37 basis points reducing interest expense $1.2 million. The net interest margin increased to 3.21% for the nine months ended September 30, 2010 from 2.87% in the same period ended September 30, 2009.

Declining credit quality in the first nine months of 2010 compared to the same period in 2009 resulted in an increase of $1.0 million to the loan loss provision.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Noninterest expense declined $1.3 million through the first nine months of 2010 compared to the same period in 2009. In 2009, a $570 thousand operating loss was recognized and the loss was partially recovered in 2010 resulting in a recovery of $510 thousand. Personnel expenses declined $583 thousand related to a one-time severance expense in the third quarter 2009 and staff reductions in the second half of 2009. Occupancy expenses increased $200 thousand primarily reflecting higher costs associated with a new branch opened in the fourth quarter of 2009. Expenses related to repossessed real estate and personal property increased $387 thousand primarily due to valuation write-downs on other real estate owned.

Balance Sheet

Loans ended the quarter at $333.9 million, a decrease of $2.8 million, or 1.1% annualized, compared to December 31, 2009. During the first nine months of 2010, the Company originated approximately $29.1 million in new loans, experienced significant loan payoffs totaling approximately $20.7 million and also recorded loan charge-offs of $5.9 million.

Compared to September 30, 2009, loans increased by $2.5 million, or .8%. Commercial real estate loans increased $12.0 million, or 4.8%, and commercial loans decreased $9.8 million, or 18.9%.

Deposits totaled $417.9 million at the end of September 2010, an increase of $11.3 million, or 3.7% annualized, compared to December 31, 2009. The deposit growth occurred in money market accounts and demand deposits which increased $10.4 million, or 9.9% annualized, and $10.0 million, or 19.8% annualized, respectively. We also reduced our time deposits $7.9 million, or 6.4%, as we implemented a strategy in the third quarter of 2010 to reduce higher cost funding sources.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Compared to September 30, 2009, deposits decreased $15.4 million, or 3.5%. Demand deposit accounts increased $14.5 million, or 23.0%, money market accounts decreased $11.5 million, or 7.1%, and time deposits decreased $17.0 million, or 9.8%.

Asset Quality

Non-performing assets (non-accrual loans, non-performing restructured loans, and repossessed real estate and other property) as a percent of total assets was 4.27%. This percentage compares to 2.70% and 1.31% at December 31, 2009 and September 30, 2009, respectively.

Compared to December 31, 2009, nonaccrual loans increased $5.5 million and totaled $8.6 million. Restructured loans classified as nonperforming were $9.6 million at the end of the third quarter, up $3.2 million from December 31, 2009, as we continued to work with clients encountering financial challenges. During the first nine months of 2010, other real estate owned declined $1.2 million due to valuation write-downs and sales of properties.

The allowance for loan losses (“ALL”) at September 30, 2010 was $9.5 million or 2.85% of total loans. The ratio of the ALL to total loans was 2.68% and 1.87% at December 31, 2009 and September 30, 2009, respectively.

In the third quarter of 2010, we added $2.6 million to the ALL compared to $4.7 million for the same period last year. The addition to the ALL in the third quarter of 2010 was due to loss estimates associated with loans modified with below market terms and loans to small businesses experiencing financial difficulties. Net loan charge-offs for the quarter were $1.0 million. Year-to-date net charge-offs total $5.9 million, or 2.4% of average loans.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Capital

At September 30, 2010 capital remains above all “well capitalized” regulatory measures as evidenced in the following table:

(millions)	As of September 30, 2010	Well capitalized
Total risk based capital	$ 47.6	$ 38.0
Tier 1 capital	$ 43.0	$ 22.8
Leverage capital	$ 43.0	$ 23.9

Floridian Bank located in Volusia and Flagler Counties, Orange Bank of Florida operating in Orange, Seminole, Citrus and Lake Counties along with Floridian Financial Mortgage headquartered in Orlando are the principal subsidiaries of Floridian Financial Group.

Caution Regarding Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ:  our ability and the costs to integrate acquisitions; the loss of key personnel; our need and our ability to incur additional debt or equity financing; the strength of the U.S. economy and the local economies where we conduct operations; the accuracy of our financial statement estimates and assumptions; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; increased competition and its effect on pricing; technological changes; security breaches and computer viruses that may affect our computer systems; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; anti-takeover provisions under Federal and state law as well as our Articles of Incorporation and our bylaws; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this letter speak only as of the date of the letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Floridian Financial Group, Inc.
Selected Financial Data
(Unaudited except for December 31, 2009 amounts)
(Dollars in thousands except per share amounts)

Balance Sheet Data	September 30, 2010		December 31, 2009	September 30, 2009
Total assets	$471,736		$466,897	$501,075
Loans, net of unearned fees	$333,947		$336,724	$331,441
Allowance for loan losses	$9,524		$9,038	$6,186
Securities available for sale	$29,536		$81,707	$90,630
Securities held to maturity	$10,119		$12,259	$12,311
Deposits	$417,936		$406,652	$433,311
Shareholders' equity	$45,246		$50,483	$53,503

Asset Quality Ratios
Non-performing loans / total loans	5.46%		2.85%	0.70%
Non-performing assets / total assets	4.27%		2.70%	1.31%
Non-performing assets excluding non- performing restructured loans / total assets (2)	2.23%		1.31%	1.31%
Allowance for loan losses / total loans	2.85%		2.68%	1.87%
YTD net charge-offs (recoveries) / average loans	2.36	%(1)	1.73%	2.24	%(1)

Capital Ratios
Equity / assets	9.6%		10.8%	10.7%
Total Risk-based	13.1	%(3)	13.8%	18.9%
Tier 1 Risk-based	11.8	%(3)	12.5%	17.7%
Leverage	9.1	%(3)	10.0%	15.4%

	For The Three Months Ended September 30,
Income Statement Data	2010	2009	Change
Interest income	$4,847	$4,880	$(33)
Interest expense	1,360	1,807	(447)
Net interest income	3,487	3,073	414
Provision for loan losses	2,603	4,687	(2,084)
Non-interest income	313	327	(14)
Non-interest expense	3,956	4,530	(574)
Income tax expense (benefit)	—		—
Net income (loss)	$(2,759)	$(5,817)	$3,058

Per Share Data
Basic earnings (loss) per share	$(0.44)	$(0.94)

Selected Operating Ratios
Return on average assets	(2.29%)	(4.75%)
Return on average equity	(22.81%)	(40.68%)
Yield on earning assets	4.36%	4.37%
Cost of interest bearing liabilities	1.54%	1.99%
Net interest margin	3.13%	2.75%

(1) Annualized
(2) Ratio is an alternative measure of credit quality used in the banking industry
(3) Estimated

	For The Nine Months Ended September 30,
Income Statement Data	2010	2009	Change
Interest income	$15,151	$13,984	$1,167
Interest expense	4,535	5,177	(642)
Net interest income	10,616	8,807	1,809
Provision for loan losses	6,426	5,425	1,001
Non-interest income	895	963	(68)
Non-interest expense	10,917	12,220	(1,303)
Income tax expense (benefit)	—	—	—
Net income (loss)	$(5,832)	$(7,875)	$2,043

Per Share Data
Basic earnings (loss) per share	$(0.94)	$(1.28)

Selected Operating Ratios
Return on average assets	(1.63%)	(2.32%)
Return on average equity	(15.59%)	(17.84%)
Yield on earning assets	4.59%	4.55%
Cost of interest bearing liabilities	1.72%	2.09%
Net interest margin	3.21%	2.87%